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                                 EXHIBIT 99
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For Immediate Release


                          COMMUNITY FINANCIAL CORP.
                        ANNOUNCES APPROVAL OF MERGER


              Olney, Illinois, December 20, 2001 - Community Financial Corp. (NASDAQ:CFIC) announced today that its shareholders approved the merger of Community Financial Corp. with and into a subsidiary of First Financial Corporation, Terre Haute, Indiana. Under the terms of the merger agreement, shareholders of Community Financial Corp. will receive a minimum purchase price of $15.14 in cash for each share of common stock. However, if a formula value per share of common stock is less than this amount, as of five business days before the anticipated closing date of the merger, First Financial Corporation reserves the right to terminate the merger agreement. Completion of the merger is subject to various conditions, including the satisfaction of certain conditions with respect to the regulatory approvals for the merger. The merger is currently expected to be completed at the end of January.